THE KEYW HOLDING CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

The KEYW Holding Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:              The Corporation desires to amend and restate its Articles of Incorporation as currently in effect and as hereinafter amended.

SECOND:         The following provisions are all the provisions of the Articles of Incorporation of the Corporation currently in effect and as hereinafter amended (the “Articles”):

Article I: Incorporator

I, Leonard E. Moodispaw, whose address is 1334 Ashton Road, Suite A, Hanover, MD 21076, being at least 18 years of age, am hereby serving as the incorporator of and forming a corporation under and by virtue of the general laws of the State of Maryland.

Article II: Name

The name of the corporation is The KEYW Holding Corporation.

Article III: Period of Duration

The period of duration of the Corporation is perpetual.

Article IV: Purposes and Powers

The purposes for which the Corporation is formed are (1) to engage in the provision of engineering and software services for government and commercial customers and (2) to engage in any other lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the “MGCL”).  The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purposes.  The enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

Article V: Principal Office and Resident Agent

The post office address of the principal office of the Corporation in this State is 1334 Ashton Road, Suite A, Hanover, MD 21076.  The name of the Resident Agent of the Corporation in this State is Leonard E. Moodispaw and his post office address is 1334 Ashton Road, Suite A, Hanover, MD 21076.  Said Resident Agent is an individual actually residing in this State.

Article VI: Stock

(1)           The total number of shares of capital stock which the Corporation has authority to issue is one hundred million (100,000,000) shares, of which up to one hundred million (100,000,000) shares may be shares of common stock (“Common Stock”) of the Corporation, par value of one tenth of one cent ($0.001) per share, and up to five million (5,000,000) shares of which may be shares of preferred stock (“Preferred Stock”), par value one tenth of one cent ($0.001) per share, of the Corporation in one or more classes or series and with rights, preferences and privileges conforming to this Article VI.  The aggregate par value of all shares of all classes is one hundred thousand dollars ($100,000.00).  The Corporation, by action of its board of directors but without stockholder action, may amend the Articles to increase or decrease the aggregate number of shares of capital stock of the Corporation that the Corporation has authority to issue.

(2)           The Board of Directors of the Corporation shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Common Stock or Preferred Stock and (b) to reclassify any unissued shares of any series of Common Stock or Preferred Stock, in the case of either (a) or (b), by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares, and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the MGCL.  Without limiting any of the foregoing, the Board of Directors shall be entitled, without stockholder action, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.

(3)           Subject to the rights of holders of shares of any series of Preferred Stock established pursuant to Section 2 of this Article VI, each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of Directors in accordance with the MGCL and to all rights of a stockholder pursuant thereto. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.

(4)           In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

(5)           Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Article VII: Directors

(1)           The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

(2)           The number of directors of the Corporation is currently seven (7), which number may be increased or decreased from time to time pursuant to the Articles or the Amended and Restated By-Laws of the Corporation (the “By-Laws”), but which never shall be less than three (3).  The names the current directors who shall act until their successors are duly chosen and qualified, are:  Leonard E. Moodispaw, Randall M. Griffin, John Hannon, Arthur Money, Kenneth Minihan, Caroline Pisano and William Campbell.

(3)           Subject to the terms of any shares of Preferred Stock that may be outstanding from time to time, any director or the entire Board of Directors may be removed from office as a director or directors at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of at least two-thirds of the votes entitled to be cast generally for the election of directors.

(4)           Subject to the terms of any shares of Preferred Stock that may be outstanding from time to time, any and all vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum.  Except to the extent provided in the Articles, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(5)           Except to the extent prohibited by law or limited by the Articles or By-Laws, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the Corporation.

Article VIII: Provisions Defining, Limiting and Regulating Powers

The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

(1)           The Board of Directors of the Corporation is empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in these Articles or the By-Laws.

(2)           The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

(3)           The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles, including but not restricted to, any amendments changing the terms of any class of its stock by classification, reclassification or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.

(4)           Notwithstanding any provision of law requiring the approval or authorization of any action by holders of shares of stock of the Corporation entitled to cast a greater number of votes than a majority of all the votes entitled to be cast on the matter, any such action shall be valid and effective if approved and authorized by the affirmative vote, at a meeting, of a majority of all votes entitled to be cast on the matter.

Article IX: By-Laws

The Board of Directors shall have the power, at any regular or special meeting of the Board of Directors (or by action taken pursuant to Article XIV), to make and adopt, or to amend, rescind, alter or repeal, any By-Laws.  The By-Laws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Articles.

Article X: Inspection of Records by Stockholders

The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the By-Laws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

Article XI: Compensation

The Board of Directors in its discretion may allow, in and by the By-Laws or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof, also may serve the Corporation in any other capacity and receive compensation therefor in any form.

Article XII: Indemnification and Limitation of Liability of Directors and Officers

(1)           The Corporation shall indemnify its directors and shall provide advancement of expenses to the maximum extent provided by Maryland law.  The Board of Directors shall have the power to adopt By-Laws or resolutions for the indemnification of the Corporation’s directors, officers, employees and agents, provided that any such By-Laws or resolutions shall be consistent with applicable law.

(2)           To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Articles or By-Laws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this __ day of __________, 2010.

ATTEST:	THE KEYW HOLDING CORPORATION

Name: Kimberly J. DeChello	Name: Leonard E. Moodispaw
Title: Secretary	Title: Chief Executive Officer

Registered Agent:

I hereby consent to my designation in this
document as resident agent for The KEYW Holding Corporation.

________________________________
Leonard E. Moodispaw
1334 Ashton Road, Suite A
Hanover, MD 21076